CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated November 1, 2025, with respect to the audited balance sheet of Concorde Essential Properties Fund LLC as of September 30, 2025, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from June 2, 2025 (inception) to September 30, 2025, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Coral Springs, Florida

March 14, 2026